UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/11/2012

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Fort Washington Executive Center
600 Office Center Drive
Fort Washington, PA 19034
(Address of principal executive offices, including zip code)

215 706 5300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On June 11, 2012, the Company entered into a First Amendment (the "First Amendment") to Amended and Restated Credit Agreement (the "Credit Agreement") among the Company, certain subsidiaries of the Company, as co-borrowers, Bank of America, N.A., as the Administrative Agent, Swing Line Lender, L/C Issuer and a Lender, and certain other Lenders. The Credit Agreement provides for a $100 million unsecured revolving credit facility with an expansion feature, subject to certain conditions, to allow for an increase of the facility to $180 million. The Credit Agreement was amended by the First Amendment to address primarily the impact of the severance and related expenses the Company expects to incur in connection with the previously-disclosed cessation of employment of the Company's chief executive officer. The First Amendment modified the minimum consolidated EBITDA and restricted payments covenants, and added a minimum cash requirement.

Certain of the Lenders and their affiliates have provided and may from time to time provide investment banking, financial advisory and other services to the Company, for which they have received customary fees and reimbursement of expenses, or for which they expect to receive customary fees and reimbursement of expenses, respectively.

The description of the First Amendment herein does not purport to be complete and is qualified in its entirety by reference to the First Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.        Description

10.1                     First Amendment to Amended and Restated Credit Agreement dated June 11, 2012 among the Company, certain subsidiaries of the Company, Bank of America,
                            N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and a Lender,
                            and certain other Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: June 15, 2012	By:	/s/ David D. Clark
David D. Clark
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1
First Amendment to Amended and Restated Credit Agreement dated June 11, 2012 among the Company, certain subsidiaries of the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and a Lender, and certain other Lenders.